UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2010, the Board of Directors approved a change to SuccessFactors, Inc.'s (the "Company") 2010 Corporate Bonus Plan (the "2010 Bonus Plan"). The Company's Chief Executive Officer and his direct reports, including the named executive officers, can elect to receive restricted stock units ("RSUs") in lieu of all or a portion of the annual component of any cash bonus payments that might be payable under the 2010 Bonus Plan. For those executive officers that elect to receive equity awards in lieu of any cash bonus, the number of RSUs granted will be based on the amount of the annual component of the bonus otherwise payable to the executive officer, divided by the closing price of the Company's common stock on the date of payment of the bonus.

In addition, it was determined that the non-GAAP operating income increase due to the payment of any bonuses in RSUs, rather than cash, would be excluded from determining the achievement level of non-GAAP operating profitability targets. Accordingly, non-GAAP operating income targets will be increased by the amount of any non-cash expense associated with the election.

In future years, such persons will be able to irrevocably elect to receive RSUs in lieu of all or 50% of the annual or quarterly component of any cash bonus payments that might be payable under an applicable bonus plan during the year.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Number	Description
99.1	Description of 2010 Corporate Bonus Plan, as amended
99.2	Form of Irrevocable Election Form to 2010 Corporate Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary Smith Hillary Smith General Counsel and Secretary

Date: August 25, 2010

EXHIBIT INDEX

Number	Description
99.1	Description of 2010 Corporate Bonus Plan, as amended
99.2	Form of Irrevocable Election Form to 2010 Corporate Bonus Plan